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                                                                   Exhibit 99.1
  NOTE: THIS IS NOT A PROXY     USBANCORP, INC.
                                ENROLLMENT CARD

             DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

    If you wish to reinvest dividends on your Common Stock, check the following:
     [_Full]Common Stock Dividend Reinvestment. (The above option permits you to make optional cash purchases.)
    If you wish to make optional cash purchases only, check the following:
     [_Optional]Cash Purchases Only. Check must accompany this card.

    A check in the amount of $        payable to USBANCORP, Inc. or "Bank
    Boston" is enclosed.

     ------------------------------        ------------------------------
                                           Sign here exactly as name(s)
           Account Number                  appear on stock certificate(s)
                                                                    (Date)

     ------------------------------
                                           ------------------------------
       Social Security Number                 If shares are held jointly,
                                            all holders must sign  (Date)
                                           ------------------------------
                                           Phone No.--Include Area Code

                           (See reverse for details)
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    Completion and return of this Enrollment Card authorizes your enrollment in the USBANCORP, INC. DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN, as you indicate on the reverse side.
    DO NOT RETURN THIS CARD UNLESS YOU WISH TO PARTICIPATE IN THE PLAN. FULL COMMON STOCK DIVIDEND REINVESTMENT--If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on all shares of Common Stock currently or subsequently registered in your name, as well as on the shares of Common Stock credited to your Plan account.

    You may also make optional cash payments at any time under the above option in amounts of not less than $10 per payment, up to a total of $2,000 per calendar month.

    OPTIONAL CASH PURCHASES ONLY--If you check this option, a Plan account will be established to receive your optional cash payments of not less than $10 per payment, up to a total of $2,000 per calendar month. Such cash payments, as well as cash dividends on shares of Common Stock credited to your Plan account, will be used to purchase additional shares of Common Stock.
    IF YOU SELECT THIS OPTION, A CHECK FOR YOUR INITIAL OPTIONAL CASH PURCHASE MUST ACCOMPANY THIS ENROLLMENT CARD.
    Your participation is subject to the terms of the Plan as set forth in the Prospectus.
    Please return this Enrollment Card in the envelope provided to:

                                BANK BOSTON, NA

                                c/o Boston EquiServe

                                P.O. Box 8040

                                Boston, MA 02266-8040